Exhibit 99.1

FOR IMMEDIATE RELEASE

Spectranetics Reports Fourth Quarter 2016 Revenue of $71.9 million

COLORADO SPRINGS, Colo. (February 23, 2017) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three months and year ended December 31, 2016. Highlights of the quarter, all compared with the three months ended December 31, 2015, include:

•	Revenue of $71.9 million increased 10% (both as reported and constant currency1)

•	Vascular Intervention revenue of $47.6 million increased 11% (both as reported and constant currency)

•	Lead Management revenue of $19.8 million increased 8% (9% in constant currency)

Net loss for the three months ended December 31, 2016 was $12.6 million, or $0.29 per share, compared with net loss of $10.5 million, or $0.25 per share, for the three months ended December 31, 2015. Non-GAAP net loss2 for the three months ended December 31, 2016 was $9.4 million, or $0.21 per share, compared with non-GAAP net loss of $8.2 million, or $0.20 per share, for the three months ended December 31, 2015.

“I’m pleased with our fourth quarter results and the consistent performance of our team throughout 2016. The impact of our innovation pipeline is increasing and our clinical data puts us in a unique position in the marketplace,” said Scott Drake, President and CEO. “Looking ahead, 2017 is a very important year as we execute on new product launches and anticipate the approval and launch of Stellarex in the US. We have exciting prospects in both lead management and vascular intervention, and we are well positioned with our commercial team to capitalize on these opportunities.”

Full Year 2016 Results
Revenue for the year ended December 31, 2016 increased 10% to $270.8 million from $246.0 million for the year ended December 31, 2015. Vascular Intervention revenue increased 13% in both reported and constant currency, to $181.6 million. Lead Management revenue increased 5% in both reported and constant currency, to $73.3 million. Laser, service and other revenue increased 2% (3% constant currency) to $16.0 million.

Net loss for the year ended December 31, 2016 was $58.1 million, or $1.35 per share, compared with net loss of $59.5 million, or $1.40 per share, for the year ended December 31, 2015. Non-GAAP net loss for the year ended December 31, 2016 was $43.8 million, or $1.03 per share, compared with non-GAAP net loss of $37.1 million, or $0.88 per share, for the year ended December 31, 2015.

2017 Financial Outlook
Spectranetics’ management is providing the following full year 2017 financial outlook:

•	Revenue is projected to be within a range of $293 million to $306 million, an increase of 8% to 13% over 2016

•	Gross margin is projected to be within the range of 73.8% to 74.4% of sales

•	Research and Development expense is expected to be in the range of 25% to 26% of sales

•	Selling, General, and Administrative expense is projected to be in the range of 60% to 62% of sales

•	Net loss is projected to be within a range of $57 million to $63 million

•	Loss per share is projected to be within a range of $1.31 to $1.43, based on an outstanding share count of 43.9 million

1Constant currency is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.
2Non-GAAP net loss is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Conference Call
Management will host an investment community conference call today beginning at 2:30 pm MST / 4:30 pm EST. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers. The conference ID is 57629416. The call may also be accessed on the webcast in the investor relations section of the Company’s website at www.spectranetics.com. The webcast will be available on the Company’s website for 14 days following the completion of the call.

About Spectranetics
The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are available in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt scoring balloon used in both peripheral and coronary procedures, and the Stellarex drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “see,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials and regulatory approvals, regulatory or competitive environments, outcome of litigation, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product innovation and development, and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, regulatory approvals, and 2017 outlook and projected results including projected revenue and expenses, gross margin, net loss and loss per share. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this presentation. These risks and uncertainties may include financial results differing from guidance; our need to comply with complex and evolving laws and regulations; intense and increasing competition and consolidation in our industry; the impact of rapid technological change; slower revenue growth and continued losses; the inaccuracy of our assumptions regarding AngioScore and Stellarex; market acceptance of our technology and products; our inability to manage growth; increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities; uncertain success of our strategic direction; dependence on new product development and successful commercialization of new products; loss of key personnel; uncertain success of or delays in our clinical trials; costs of and adverse results in any ongoing or future legal proceedings; adverse impact to our business from healthcare reform and related legislation and regulations, including changes in reimbursements and the impact of fraud and abuse and information privacy laws and regulations; adverse conditions in the general domestic and global economic markets and volatility and disruption of the credit markets or other factors that prevent us from obtaining funding; our inability to protect our intellectual property and intellectual property claims of third parties; availability of inventory and components from suppliers, including sole source suppliers; adverse outcome of FDA inspections, including FDA warning letters and any remediation efforts; the receipt of FDA clearance and other regulatory approvals to market new products or applications and the timeliness of any clearance and approvals; product defects or recalls and product liability claims; cybersecurity breaches; interruptions of our manufacturing operations and other events that affect our ability to manufacture sufficient volumes to fulfill customer demand; our dependence on third party vendors, suppliers, consultants and physicians; risks associated with international operations, including international sales using distributors and the impact of “Brexit” on our European sales and operations; risks associated with any future acquisitions; our ability to use net operating loss carryovers and potential impairment charges; lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034 and our term loan and revolving loan facilities; our debt adversely affecting our financial health and preventing us from fulfilling our debt service and other obligations; and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2015 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the three months ended June 30, 2016. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Investor Relations Contacts
Zach Stassen
Investor.relations@spnc.com
(719) 447-2292

Michaella Gallina
Investor.relations@spnc.com
(719) 246-1713
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$71,926	$65,197	$270,823	$245,956
Cost of products sold	18,377	16,358	68,326	62,883
Amortization of acquired inventory step-up	—	—	—	251
Gross profit	53,549	48,839	202,497	182,822
Operating expenses:
Selling, general and administrative	42,120	36,735	164,289	143,355
Research, development and other technology	16,747	16,589	67,480	64,436
Acquisition transaction, integration and legal costs	307	2,572	1,922	29,472
Intangible asset amortization	2,919	3,203	12,227	13,275
Contingent consideration expense	6	200	214	2,671
Reduction in fair value of contingent consideration liability	—	(3,763)	—	(25,819)
Intangible asset impairment	—	—	—	2,496
Medical device excise tax	—	922	—	3,465
Total operating expense	62,099	56,458	246,132	233,351
Operating loss	(8,550)	(7,619)	(43,635)	(50,529)
Other expense	(3,761)	(2,558)	(13,698)	(8,219)
Loss before income tax expense	(12,311)	(10,177)	(57,333)	(58,748)
Income tax expense	300	283	787	726
Net loss	$(12,611)	$(10,460)	$(58,120)	$(59,474)

Net loss per common share:
Basic and diluted	$(0.29)	$(0.25)	$(1.35)	$(1.40)
Weighted average shares outstanding:
Basic and diluted	43,182	42,613	42,935	42,430

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$57,237	$84,594
Accounts receivable, net	43,565	43,359
Inventories, net	27,642	25,155
Other current assets	7,088	5,171
Total current assets	135,532	158,279
Property and equipment, net	44,827	44,719
Goodwill and intangible assets	247,040	263,072
Other assets	2,679	1,929
Total assets	$430,078	$467,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings under revolving line of credit	$24,712	$24,232
Other current liabilities	42,230	39,447
Total current liabilities	66,942	63,679
Convertible debt, net of debt issuance costs	225,095	224,076
Term loan, net of debt issuance costs	59,664	59,601
Other non-current liabilities	4,054	3,674
Stockholders’ equity	74,323	116,969
Total liabilities and stockholders’ equity	$430,078	$467,999

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2015	2016
(000’s, except laser placement information and percentages)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Disposable products revenue:
Vascular Intervention	$42,967	$41,912	$46,218	$45,906	$47,566
Lead Management	18,250	17,096	17,767	18,616	19,786
Total disposable products	61,217	59,008	63,985	64,522	67,352
Laser, service, and other	3,980	3,876	3,763	3,743	4,574
Total revenue	$65,197	$62,884	$67,748	$68,265	$71,926

Gross margin	75%	74%	75%	75%	74%

Net loss	$(10,460)	$(17,291)	$(14,906)	$(13,312)	$(12,611)

Cash flow used in operating activities	$(16,691)	$(12,444)	$(1,873)	$(5,878)	$(4,238)
Total cash and cash equivalents at end of quarter	$84,594	$67,494	$64,343	$58,895	$57,237

Worldwide Installed Base Summary:
Laser placements during quarter	46	44	45	52	53
Buy-backs/returns during quarter	(26)	(18)	(21)	(16)	(20)
Net laser placements during quarter	20	26	24	36	33
Total lasers placed at end of quarter	1,392	1,418	1,442	1,478	1,511

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	December 31, 2016			December 31, 2015	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$58,978	$—	$58,978	$54,554	8%	8%
International	12,948	80	13,028	10,643	22%	22%
Total revenue	$71,926	$80	$72,006	$65,197	10%	10%

	Twelve months ended
	December 31, 2016			December 31, 2015	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$225,300	$—	$225,300	$206,683	9%	9%
International	45,523	172	45,695	39,273	16%	16%
Total revenue	$270,823	$172	$270,995	$245,956	10%	10%

Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	December 31, 2016			December 31, 2015	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$47,566	$(13)	$47,553	$42,967	11%	11%
Lead Management	19,786	93	19,879	18,250	8%	9%
Laser, service, and other	4,574	—	4,574	3,980	15%	15%
Total revenue	$71,926	$80	$72,006	$65,197	10%	10%

	Twelve months ended
	December 31, 2016			December 31, 2015	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$181,602	$(115)	$181,487	$160,480	13%	13%
Lead Management	73,265	261	73,526	69,899	5%	5%
Laser, service, and other	15,956	26	15,982	15,577	2%	3%
Total revenue	$270,823	$172	$270,995	$245,956	10%	10%

Reconciliation of Net Loss to Non-GAAP Net Loss (in thousands) (unaudited)

	Three Months Ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss, as reported	$(12,611)	$(10,460)	$(58,120)	$(59,474)
Acquisition transaction, integration and legal costs (1)	307	2,572	1,922	29,472
Acquisition-related intangible asset amortization (2)	2,919	3,203	12,227	13,275
Contingent consideration expense (3)	6	200	214	2,671
Change in fair value of contingent consideration liability (4)	—	(3,763)	—	(25,819)
Intangible asset impairment (4)	—	—	—	2,496
Amortization of acquired inventory step-up (5)	—	—	—	251
Non-GAAP net loss	$(9,379)	$(8,248)	$(43,757)	$(37,128)

Reconciliation of Net Loss Per Share to Non-GAAP Net Loss Per Share (unaudited)

	Three Months Ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss per share, as reported	$(0.29)	$(0.25)	$(1.35)	$(1.40)
Acquisition transaction, integration and legal costs (1)	0.01	0.06	0.04	0.69
Acquisition-related intangible asset amortization (2)	0.07	0.08	0.28	0.31
Contingent consideration expense (3)	—	—	—	0.06
Change in fair value of contingent consideration liability (4)	—	(0.09)	—	(0.61)
Intangible asset impairment (4)	—	—	—	0.06
Amortization of acquired inventory step-up (5)	—	—	—	0.01
Non-GAAP net loss per share (6)	$(0.21)	$(0.20)	$(1.03)	$(0.88)

______________

1)
Acquisition transaction, integration and other costs relate to the AngioScore and Stellarex acquisitions, which closed on June 30, 2014 and January 27, 2015, respectively, and included investment banking fees, accounting, consulting, and legal fees, severance and retention costs, and non-recurring costs associated with establishing manufacturing operations to support the Stellarex program. In addition, these costs included $0.3 million and $1.8 million for the three and twelve months ended December 31, 2016, for legal fees, including legal fees associated with patent and breach of fiduciary duty matters. During the three and twelve months ended December 31, 2015, these costs included $1.0 million and $19.9 million for legal fees, including legal fees associated with patent and breach of fiduciary duty matters, and costs advanced associated with the breach of fiduciary duty matter.

2)	Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015.

3)
Contingent consideration expense primarily represents the accretion of the estimated contingent consideration liability related to future amounts payable to former AngioScore stockholders, based on sales of the AngioScore products and achievement of regulatory milestones.

4)
During 2015, the Company remeasured the contingent consideration liability related to the AngioScore acquisition to its fair value and reduced it by approximately $25.8 million. Of this amount,$21.5 million was a result of a decrease in future revenue estimates for the AngioSculpt products. The remaining $4.3 million was related to the AngioScore regulatory milestones. We also recorded a $2.5 million intangible asset impairment for a partial impairment of the in-process research and development intangible assets acquired as part of the AngioScore acquisition.

5)	Amortization of acquired inventory step-up relates to the inventory acquired in the AngioScore acquisition.

6)	Per share amounts may not add due to rounding.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•	Amortization expense, while not requiring cash settlement, is an ongoing and recurring expense and has a material impact on GAAP net loss and reflects costs to us not reflected in non-GAAP net loss.

•
Items such as the acquisition transaction and integration costs and contingent consideration expense excluded from non-GAAP net loss can have a material impact on cash flows and GAAP net loss and reflect economic costs to us not reflected in non-GAAP net loss.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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